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VOYA EMERGING MARKETS LOCAL CURRENCY DEBT FUND

PLAN OF LIQUIDATION AND DISSOLUTION OF SERIES

This Plan of Liquidation and Dissolution of Series (the "Plan") is made by Voya Separate Portfolios Trust (the "Trust"), a Delaware statutory trust, with respect to Voya Emerging Markets Local Currency Debt Fund (the "Fund"), a separate series of shares of beneficial interest, and a segregated portfolio of assets, of the Trust. The Fund is a series of an investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). This Plan is intended to accomplish the complete liquidation and dissolution of the Fund in conformity with all applicable provisions of Delaware law, the Investment Company Act, the Internal Revenue Code of 1986, as amended (the "Code"), and the Trust's Declaration of Trust dated March 2, 2007, as amended (the "Declaration of Trust"), and By-Laws.

WHEREAS, the Trust's Board of Trustees (the "Board") has determined, on behalf of the Fund, that it is in the best interests of the Fund and its shareholders to liquidate and dissolve the Fund; and

WHEREAS, by resolutions of the Board on May 25, 2022, the Board considered and adopted this Plan as the method of liquidating and dissolving the Fund in accordance with applicable provisions of Delaware law and the Trust's Declaration of Trust and By-Laws;

NOW, THEREFORE, the liquidation and dissolution of the Fund shall be carried out in the manner hereinafter set forth.

1.Effective Date of Plan. This Plan shall become effective with respect to the Fund on June 30, 2022 (the "Effective Date"), which shall be the date of dissolution for purposes of Delaware law. As of the close of business on the Effective Date, the Fund shall cease (or has ceased) the public offering of its shares and shall be officially closed to new sales. Following the Effective Date, the Fund shall send to each shareholder, if any, a notice of the Board's decision to liquidate and dissolve the Fund.

2.Liquidation. As soon as practicable following the Effective Date, the Fund shall be liquidated (the "Liquidation"). This Plan is intended to constitute a plan of liquidation under Sections 331, 332 and 562 of the Code, as applicable.

3.Cessation of Business. Upon the Effective Date, the Fund shall not engage in any business activities, except for the purposes of winding up its business and affairs and reducing its assets to cash, and shall distribute the Fund's assets, including as such assets have been reduced to cash, to its shareholders in accordance with the provisions of this Plan.

4.Liquidation of Assets. As soon as it is reasonable and practicable after the Effective Date, but in no event later than June 30, 2022 (the "Liquidation Date"), all portfolio securities of the Fund not already converted to cash or cash equivalents shall be converted to cash or cash equivalents. If any portion of the assets of the Fund cannot reasonably practicably be converted to cash or cash equivalents during the period prior to the Liquidation Date, the Fund may pay one or more liquidating distributions by transferring, on behalf of the shareholders, assets that were not able to be converted to cash or cash equivalents to a liquidating trust. The final liquidating distribution to the Fund's shareholders shall occur within 24 months of the Effective Date.

5.Liabilities. During the period prior to the Liquidation Date, the Fund shall pay, discharge, or otherwise provide for the payment or discharge of, any and all liabilities and obligations of the Fund. If the Fund is unable to pay, discharge or otherwise provide for any liabilities of the Fund during the period prior to the Liquidation Date, the Fund shall make reasonable provision for the payment of such liabilities and any contingent liabilities as required by Delaware law, including, without limitation, retaining cash or cash equivalents in an amount that it estimates is necessary to discharge: (i) any unpaid liabilities and obligations of the Fund on the Fund's books as of the Liquidation Date; and (ii) such contingent liabilities of the Fund as the Trust's officers may reasonably deem to exist.

6.Deferred Compensation Plan for Independent Trustees. The Fund shall terminate the Deferred Compensation Plan for Independent Trustees maintained by the Fund (the "Deferred Compensation Plan"), pursuant to Section 8.1 of such Deferred Compensation Plan, effective as of the Liquidation Date and all unpaid amounts in the bookkeeping accounts of the Trustees of the Fund participating in the Deferred Compensation Plan with respect to the Fund as of the Liquidation Date shall be paid in a lump sum to such Trustees, in accordance with Section 8.1 of such Deferred Compensation Plan, on the Liquidation Date or as soon as administratively practicable thereafter, but in all events by the later of: (1) the end of the calendar year in which the Deferred Compensation Plan termination occurs; and (2) the end of the first calendar year in which the payment is administratively practicable.

7.Distribution to Shareholders. After giving effect to any dividends declared pursuant to Section 8 below, the Fund's assets will be distributed ratably among the Fund's shareholders of record at the close of business on the Liquidation Date, in the form of either: (i) cash or cash equivalents; and/or (ii) portfolio securities held by the Fund as of the date of such distribution. In the event a liquidating distribution is made in whole or in part in portfolio securities held by the Fund, such portion of the liquidating distribution shall be accomplished by the transfer of portfolio securities then credited to the account of the Fund to the accounts of each applicable shareholder of record as of the Liquidation Date.

If the Fund is unable to make distributions to all of the Fund's shareholders because of the inability to locate shareholders to whom distributions in cancellation and redemption of Fund shares are payable, the Trust may create, in the name and on behalf of the Fund, a trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining assets of the Fund in such trust for the benefit of the shareholders.

8.Receipt of Cash or Other Distributions After the Liquidation Date. Following the Liquidation Date, if the Fund receives any cash or other property that it had not recorded on its books on or before the Liquidation Date, except as otherwise described below, such cash or other property will be paid or otherwise disbursed as contemplated by the Voya Funds Policy for Distribution of Proceeds to Reorganized and Liquidated Funds as in effect as of the Effective Date and attached hereto as Exhibit A.

9.Satisfaction of Federal Income and Excise Tax Distribution Requirements. At or immediately prior to the Liquidation Date, the Fund shall, if necessary, have declared and paid a dividend or dividends which, together with all previous dividends qualifying for the deduction for dividends paid under Section 561 of the Code, shall have the effect of distributing to the shareholders of the Fund all of the Fund's investment company taxable income, all of the Fund's net capital gain, if any (after reduction for any capital loss carry-forward), and all of the Fund's net tax-exempt income, if any, in each case earned or accrued: (i) in the taxable year of the Fund ending on the Liquidation Date; and (ii) in any prior taxable year in respect of which, at the time of declaration and payment of the dividend(s), the Fund is eligible to declare and pay a spillback dividend under section 855(a) of the Code and computed in each case without regard to any deduction for dividends paid, and any additional amounts necessary to avoid any excise tax described in Section 4982 of the Code for such periods.

10.Expenses. The Fund's investment adviser, Voya Investments, LLC, shall bear (either directly or through its expense reimbursement provision with the Fund) the expenses incurred in connection with carrying out this Plan with respect to the Fund including, but not limited to, printing, legal, and the expenses of reports to shareholders, whether or not the Liquidation contemplated by this Plan is effected. In the event that the Fund receives any cash or other property that it had not recorded on its books on or before the Liquidation Date, this will be used to cover any expenses incurred after the Liquidation Date.

11.Powers of Board of Trustees. The Trust's Board and, subject to the direction of the Board, its officers shall have authority to do or authorize any or all acts and things as provided for in this Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the Investment Company Act or any other applicable laws. The death, resignation or disability of any Trustee or any officer of the Trust shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in the Plan.

12.Amendment of Plan. The Board shall have the authority at any time to authorize variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effect the liquidation of the Fund, and the distribution of the Fund's net assets to its shareholders in accordance with the laws of the State of Delaware, the Investment Company Act, the Code, the Declaration of Trust and Bylaws of the Trust, if the Board determines that such action would be advisable and in the best interests of the Fund and its shareholders.

13.Termination of Plan. This Plan and the transactions contemplated hereby may be terminated and abandoned by resolution of the Trust's Board at any time prior to the Liquidation Date if circumstances should develop that, in the opinion of the Board, in its sole discretion, make proceeding with this Plan inadvisable for the Fund.

14.Filings. As soon as practicable after the final distribution of the Fund's assets to shareholders, the Trust shall file a notice of liquidation and dissolution of the Fund and any other documents as are necessary to effect the liquidation and dissolution of the Fund in accordance with the requirements of the Trust's Declaration of Trust, Delaware law, the Code, any applicable securities laws, and any rules and regulations of the U.S. Securities and Exchange Commission or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Fund is so qualified, as well as the preparation and filing of any tax returns, including, but not limited to the Fund's final income tax returns, Forms 966, 1096 and 1099. Upon the last to occur of the foregoing, the Fund shall be deemed terminated.

15.Further Assurances. The Trust shall take such further action, prior to, at, and after the Liquidation Date, as may be necessary or desirable and proper to consummate the transactions contemplated by this Plan.

16.Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Delaware.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

VOYA SEPARATE PORTFOLIOS TRUST on behalf of Voya Emerging Markets Local Currency Debt Fund

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President

VOYA INVESTMENTS, LLC

By: /s/ Todd Modic

Name: Todd Modic

Title: Senior Vice President

EXHIBIT A

Voya Funds Policy for Distribution of Proceeds to

Reorganized and Liquidated Funds

I.INTRODUCTION

From time to time, money ("After-Received Amount") is received relating to investments previously held by funds in the Voya funds complex (each, a "Fund," and collectively, the "Funds") that have been reorganized into other Funds or liquidated. As an example, a Fund that is eligible to participate in a class action settlement may file the necessary proof of claim forms with the appropriate claims administrator before the Fund's reorganization or liquidation, and the class action settlement proceeds may subsequently be received after the Fund has been reorganized or liquidated. This policy (the "Policy") is intended to address the payment of an After-Received Amount in those circumstances.

II.SETTLEMENT DISTRIBUTION

A.Reorganized Funds

An After-Received Amount payable to a reorganized Fund shall be paid to the successor Fund or pursuant to the terms of the relevant Agreement and Plan of Reorganization.

B.Liquidated Funds

(1)Prior to the date on which a liquidated Fund is dissolved under applicable state law (the "Dissolution Date"), if an After-Received Amount is received in respect of the liquidated Fund, an officer of the applicable registrant or his or her designee (an "Authorized Officer") shall determine an appropriate disposition of such After-Received Amount, in accordance with the following:

a)The Authorized Officer will cause to be identified the former shareholders of record of the Fund (each, a "Former Shareholder") on the date of liquidation of the Fund as contemplated by the Fund's Plan of Liquidation and Dissolution (the "Liquidation Plan") based on information received from the Fund's transfer agent (or other agent as maintains the records relating to Former Shareholders) or such other appropriate date as determined by the Authorized Officer (the "Liquidation Date").

b)The Authorized Officer will appoint an agent for the purpose of attempting to make such distribution (the "Agent"). The Agent will calculate the portion of the After-Received Amount distributable to each Former Shareholder based on such Former Shareholder's share ownership of the Fund on the Liquidation Date. The Authorized Officer shall prepare a document that includes the name and address of each Former Shareholder, along with the amount of the After-Received Amount distributable to such Former Shareholder (the "Distribution List"). If the address of a Former Shareholder is not included in the information received from the Funds' transfer agent, the Agent shall use reasonable efforts to determine such address.

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c)The Agent shall attempt to distribute the After-Received Amount to each Former Shareholder in the amounts shown on the Distribution List, on a date determined by the Authorized Officer within a reasonable time after the Distribution List is finalized; provided, however, that no distribution shall be made to any Former Shareholder to whom the amount distributable is shown on the Distribution List to be $25 or less (or such other dollar amount identified by the Agent, below which special administration, distribution, or other charges may apply). Where the distributable amount to a Former Shareholder is $25 or less, such Former Shareholder's After-Received Amount shall be disbursed as contemplated by Clause II(B)(2) below.

d)Reasonable expenses incurred after the Liquidation Date may be paid, and shall be deducted, from the After-Received Amount; provided that no such expenses shall be paid to a Fund's investment adviser or any affiliated person of the investment adviser unless such payment is specifically approved by a majority of the Non-Interested Directors/Trustees of the Voya funds.

e)Any portion of the After-Received Amount remaining after a liquidated Fund's Dissolution Date will be disbursed as contemplated by Clause II(B)(2) below. No Former Shareholder shall have any right to any amount disbursed as contemplated by Clause II(B)(2).

(2)An After-Received Amount received after a liquidated Fund's Dissolution Date will be distributed to any entity that the Fund's Authorized Officer or Authorized Officers consider appropriate, including potentially to the remaining series of the relevant Registrant or the remaining funds in the Voya funds complex. The Authorized Officers' determinations with respect to the distribution of such an After-Received Amount will be reported to the Funds' Boards of Directors/Trustees.

(3)For purposes of this Policy, a liquidated Fund's Dissolution Date shall not be less than 120 days after a Fund's Liquidation Date.

Business Owner	Andy Schlueter, Head of Mutual Fund Operations
Name & Title:	Voya Investment Management
Exhibits:	N/A
Approval Dates:	November 21, 2019	Voya Funds' Boards of Directors/Trustees
	September 15, 2016	Voya Funds' Boards of Directors/Trustees
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